Exhibit 99.1

EARL SCHEIB, INC.

News Release

For immediate release

Company Contact:	Charles E. Barrantes
Chief Financial Officer
(818) 981-9992 ext. 161

EARL SCHEIB ANNOUNCES SIGNIFICANTLY IMPROVED RESULTS FOR THE FIRST QUARTER OF FISCAL 2004

Sherman Oaks, CA, September 10, 2003 – Earl Scheib, Inc. (AMEX:ESH) reported its results for its first fiscal quarter ended July 31, 2003.

Net sales for the first quarter of fiscal 2004 were $13,254,000, an increase of 1.4% from the first quarter of fiscal 2003 net sales of $13,070,000 despite operating eight fewer retail paint and body shops at July 31, 2003 (pursuant to the planned restructuring of the retail paint and body business announced in the fourth quarter of fiscal 2001) as compared to July 31, 2002.  The increase in net sales resulted primarily from a 4.9% same-shop (shops still open one year or more) sales increase in the retail paint and body shops during the first quarter of fiscal 2004 from the first quarter of fiscal 2003, and a combined sales increase of $153,000 in the fleet and truck center and commercial coatings operations.

Operating income for the first quarter of fiscal 2004 was $274,000, as compared to an operating loss of $246,000 in the first quarter of fiscal 2003.  The significant improvement in the Company’s operating results was primarily attributable to the increased net sales and to an overall reduction in operating expenses; however, increased insurance costs (primarily workers compensation and group medical) of $278,000 from the first quarter of fiscal 2003 partially offset this improvement.

Net income for the first quarter of fiscal 2004 was $118,000, or $0.03 per diluted share, compared to a net loss of $369,000, or $0.08 loss per diluted share, for the first quarter of fiscal 2003.  The Company provided for federal and state income taxes at an effective rate of 38.2% in the first quarter of fiscal 2004, but did not recognize any federal income tax benefit for the operating loss in the first quarter of fiscal year 2003.  Additionally, due to income allocation and state income tax laws, only part of the Company’s state income taxes in fiscal 2003 were offset by the operating loss.

Chris Bement, Chief Executive Officer and President, stated that, “There were several positive business developments that transpired in the first part of our fiscal year, including the retail paint and body sales trend in the Western region where we want to focus our future growth.  In that region, same-shop sales increased during the quarter over eight percent from the prior year first quarter, outpacing the overall Company increase of almost five percent and once again validating the soundness of our restructuring strategy.  We also reduced the Company’s overall operating expenses, even in light of significantly increasing insurance costs, and showed a small profit in our commercial coatings business.  Additionally, even though not yet attaining viable commercial operations, we improved our fleet and truck center operating results from the prior year.  The end result was a tremendous operational improvement and the first time in over three years that net sales for the Company in any quarter increased from the comparable quarter in the prior year.

Our focus in enhancing the total enterprise value of the Company not only includes improving our core operations, but in seeking and evaluating strategic alternatives and alliances.  Recently, we announced our business alliance with Safelite AutoGlass whereby our customers will enjoy the ease of receiving affordable quality glass replacement and repair services while their vehicles are receiving paint and body services at one of our participating shops.  A limited number of our shops located in the East are currently participating and we intend to roll out a national program in upcoming months.  Of course, our prime focus in seeking strategic alternatives is through the assistance of our investment bankers, Ryan Beck & Co., who were retained by the Company in May; and any significant developments in this process will be reported to you.  Finally, to provide increased financial flexibility, especially during this process, we closed a $10,000,000 secured revolving credit facility in August with Wells Fargo Foothill.

We believe the steps we have undertaken will serve as a solid foundation to ultimately maximize the Company’s value for our shareholders.”

Earl Scheib, Inc., founded in 1937, is a nationwide operator of 120 auto paint and body shops located in approximately 100 cities throughout the United States.  In addition, through a wholly-owned subsidiary, Earl Scheib, Inc. manufactures paint coating systems that are used not only by its paint and body shops, but are also sold to original equipment manufacturers.  For more information, visit Earl Scheib on the web at www.earlscheib.com.

“Safe-Harbor” Statements Under the Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by the Company may be “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995, including statements made in this news release and in filings with the Securities and Exchange Commission.  Generally, the words “believe”, “expect”, “hope”, “intend”, “estimate”, “anticipate”, “plan”, “will”, “project”, and similar expressions identify forward-looking statements which generally are not historic in nature.  All statements, which address operating performance, events, developments or strategies that the Company expects or anticipates in the future, are forward-looking statements.

Forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the Company’s past experience or current expectations.  The following are some of the risks and uncertainties that may impact the forward-looking statements:  the impact of the of the Company’s retail paint and body shop closures and operational restructuring, the effect of weather, the effect of economic conditions, the impact of competitive products, services, pricing, capacity and supply constraints or difficulties, changes in laws and regulations applicable to the Company, the impact of advertising and promotional activities, the impact of the Company’s expansion of its fleet services division, new product rollout and Quality Fleet and Truck Centers, commercial coatings business, the potential adverse effects of certain litigation, financing, insuring or lending constraints, the impact of various tax positions taken by the Company and the risk that the identification or consummation of any particular transaction or strategic outcome is not assured.

EARL SCHEIB, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For The Quarter
	Ended
	July 31,
	2003	2002
Net Sales	$13,254,000	$13,070,000
Operating Income (Loss)	274,000	(246,000)
Interest Income	6,000	5,000
Interest Expense	(89,000)	(113,000)
Income (Loss) Before Taxes	191,000	(354,000)
Provision For Income Taxes	73,000	15,000
Net Income (Loss)	$118,000	$(369,000)
Basic Earnings (Loss) Per Share	$0.03	$(0.08)
Diluted Earnings (Loss) Per Share	$0.03	$(0.08)
Weighted Average Shares Outstanding – Basic	4,380,000	4,368,000
Weighted Average Shares Outstanding – Diluted	4,385,000	4,368,000